UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 13, 2007

Golf Trust of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-14494	33-0724736
(Commission File Number)	(IRS Employer Identification No.)

10 North Adger’s Wharf, Charleston, SC	29401
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-4653
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2007, Raymond V. Jones resigned from the Board of Directors of Golf Trust of America, Inc. ( the “Company”), and on September 19, 2007, Fred R. Reams resigned from the Board of Directors of the Company.  On September 17, 2007, the Board appointed Michael C. Pearce to fill Mr. Jones’s unexpired term.

Mr. Pearce has been a private investor in various companies since 2002. From late 1999 through 2001, he served as Chief Executive Officer of iEntertainment Network.  From 1996 to 1998, he served as Senior Vice President of Sales and Marketing of publicly-traded VocalTec Communications, later returning in 1999 in a consulting capacity to its Chairman on matters pertaining to strategic alternatives, business development and mergers and acquisitions. From 1983 to 1996, he was employed in various technology industry management positions, including Senior Vice President of Sales and Marketing at Ventana Communications, a subsidiary of Thomson Corporation, Vice President of Sales at Librex Computer Systems, a subsidiary of Nippon Steel, and National Sales Manager at Hyundai Electronics America. From 1979 to 1983, he attended Southern Methodist University.

On January 9, 2007, Mr. Pearce and the Company entered into a consulting agreement for a three-month term (which has been renewed on a month-to-month basis), whereby Mr. Pearce has been advising the Company on matters pertaining to corporate development initiatives for a fee of $12,000 per month.

Mr. Pearce will serve until the next annual meeting of stockholders of the Company, until his successor is duly elected and qualified, or until his death, resignation or removal, in accordance with the Company’s Articles and Bylaws.  Mr. Pearce has not been appointed to any committees of the Board, and no decision has been made regarding future appointments.

As previously reported by the Company, the Board of Directors and management of the Company continue to work together to develop a business strategy alternative to the currently effective Plan of Liquidation that, when completed, will be submitted to the stockholders for approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golf Trust of America, Inc.
(Registrant)
Date: September 19, 2007	By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President and Chief Executive Officer